Exhibit 10.3 - Production Agreement dated October 31, 2005 between Golden Century Technologies
                         Corporation and Colo-Majic Liners, Inc.

AGREEMENT FOR COOPERATION

This Agreement for Cooperation (hereafter referred to as “the Agreement”) is made and entered into on this 30th day of October, 2005, by and between:

1.	Colo-Majic Liners Inc.
2 – 1752 Mahon Avenue, North Vancouver, BC, V7M 2T1, Canada
(hereafter referred to as “Party A”)

2.	Golden Century Technologies Corporation
1027 Pandora Avenue, Victoria, BC, V8V 3P6, Canada
(hereafter referred to as “Party B”)

PRODUCTION OF LINERS

1.	Party A designates Party B to be its suppliers of plastic liners from the People’s Republic of China (hereafter referred to as “PRC”).

2.	Party A shall purchase three million or more liners from PRC each year and a half.

3.	Party B shall provide Party A with product samples for Party A to make production related decisions.

4.	Party B shall also provide Party A with other accessories and packaging samples required by Party A for Party A’s review and approval before each production.

5.

The price for each three hundred liners, per box, with a pin in a little plastic bag and an instructional sheet, shall be seven dollars and fifty cents in Canadian dollars. The cartoon packaging is also included. The price is CIF Vancouver, British Columbia, Canada. Party B will assist Party A to transport the goods to: Paramount Storage (BC) Ltd., Unit 150 - 2351 No. 6 Road, Richmond B.C., V6V IP3, Canada.

6.

After Party A makes an order with Party B, Party A shall pay 25% of the full amount in check into the bank account of Party B and purchase a bank draft payable to Party B to cover the other 75% of the full amount. Party A shall show Party B the bank draft and keep the draft until Party B has the Bill of Lading at which time both Party A and Party B shall exchange the draft and the Bill of Lading of the shipment of the goods. The amount for the 2005 and 2006 order is Can.$79,500.00 (Seventy nine thousand and five hundred Canadian dollars) for 10,600 boxes of liners.

7.

Party B shall sample and inspect the quality of the finished products manufactured in PRC. If in the process of production, Party B discovers that the quality of the products fails to meet that of the samples, Party B shall work with the manufacturer to maintain the quality level.

8.	Party B shall also set up a good quality system to ensure that each box of finished product shall contain all the accessories, namely the pin and the instructional sheet.

9.	Party B shall do its utmost to deliver the products to Party A on time.

PROMOTION AND MARKETING OF LINERS

1.	Party A designates Party B to be its distributor of plastic liners in Asia.

2.	Therefore, Party A shall promote and market the liner products in Asian countries, especially starting from the most affluent countries and regions such as Japan, Korea, Taiwan (of PRC), Hong Kong (of PRC), et cetera.

3.

Party A shall initiate, lead, manage and or approve all the marketing activities conducted by Party B. With Party A’s instructions, Party B shall also assist Party A in its marketing efforts in the European countries and worldwide.

4.	Party A shall decide the prices of its liner products in every country and or region. Party B shall follow Party A’s pricing policy strictly to maintain a global pricing strategy.

5.	Both Parties agree, at the beginning of the promotion and marketing efforts in the Asian and European markets, the following strategy will be implemented:

Party A shall pay for ten cartoons of liner stock for distribution to the Asian and European countries.

Party B shall pay for the storage of the stock, the marketing services, the postage of the liner samples to potential customers.

Both Parties shall share equally the gross sales profits on the products sold.

6.

Party B shall give Party A the right to use the office addresses of Party B in PRC as Party A’s affiliated or associated offices in PRC. Party B shall also arrange a dedicated phone line and secretarial services to provide marketing and customer services.

INTELLECTUAL PROPERTY

1.

The liner is a patented product of Party A and Colo-Majic is a registered trademark of Party A. Party B shall respect these intellectual property rights of Party A and protect these rights on behalf of Party A in the People’s Republic of China and other designated Asian countries and or regions under all circumstances.

2.

If Party B encounters, discovers and or identifies any infringement of the intellectual property rights of Party A in the above mentioned countries and or regions, Party B shall report to Party A immediately. With the written instruction and authorization of Party A, Party B shall assist Party A in making official reports to the local government departments concerned and assisting the authorities to stop the infringement activities as soon and as much as possible. In certain cases, Party B shall also assist Party A to take legal actions against any violations of Party A’s rights in the mentioned areas.

TERM OF THE AGREEMENT

1.	This Agreement shall have a term of five years commencing from the date of the Agreement is signed by both Parties which means that the Agreement will end on October 30th of 2010.

2.

One month prior to the end of the term which is on or after September 30th of 2010, with a written proposal by either Party, both Parties shall discuss whether they shall renew all of part of the Agreement.

BREACH OF THE AGREEMENT

1.	Any Party that fails to perform the responsibilities and or obligations pursuant to the Agreement shall be regarded as a breach of the Agreement.

2.	The Party that breaches the stipulations of the Agreement shall compensate the losses of the other Party.

FORCE MAJEURE

1.

In the event of a natural and or man-made disaster, such as earthquake, fire, flood, war, et cetera, the Party who is affected shall be exempted from all or part of the responsibilities and or obligations of the Agreement.

2.	However, in the above case, the affected Party shall provide evidence to the other Party for its review.

DISPUTES AND ARBITRATION

1.	If any disputes arises from the implementation of the Agreement, both Parties shall solve their difference through friendly negotiations first.

2.	If such efforts fail to settle the disputes, both Parties agree to submit their cases to an arbitration organization in the province of British Columbia, Canada, for its mediation and arbitration.

3.	The result of the arbitration shall be final and both Parties shall accept and follow the conclusion of the arbitration.

Dated: October 30, 2005

/s/ Doug Worich	/s/ Hong Yang
Signature of Party A	Signature of Party B